SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 24, 2003

EASTON BANCORP, INC.

(Exact name of registrant as specified in its charter)

Maryland	33-43317	52-1745344
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

501 Idlewild Avenue
Easton, Maryland	21601
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (410) 819-0300

Item 5.	Other Events and Regulation FD Disclosures

On December 31, 2003, Easton Bancorp, Inc. (“Easton”), the parent bank holding company of Easton Bank & Trust Company, entered into an Amended and Restated Agreement and Plan of Merger (the “Agreement”) with Easton Facilitation, Inc. (“Newco”), a wholly-owned subsidiary of Easton which provides for the merger of Newco with and into Easton. Pursuant to the provisions of the Agreement, shareholders of Easton who own less than 1,500 shares of common stock of Easton (“Cash-Out Shareholders”) will receive $16.29 in cash for each share that they own as of the effective time of the merger.

Consummation of the merger is subject to the satisfaction of certain conditions, including, but not limited to, approval of the Agreement by the shareholders of Easton and the aggregate number of shares owned by Cash-Out Shareholders not exceeding 20% of the issued and outstanding shares of Easton common stock.

Additional information regarding the merger is set forth in the Amended and Restated Agreement and Plan of Merger, a copy of which is filed with this Report and is incorporated herein by reference.

Additionally, on December 24, 2003, Easton issued $3 million of trust preferred securities in a private placement. Citigroup Global Markets Inc. acted as placement agent/purchaser in the transaction. The proceeds from the offering will be used to pay Cash-Out Shareholders in the merger.

Item 7.	Financial Statements and Exhibits.

Exhibits. The following materials are filed as exhibits to this Current Report on Form 8-K:

2.1	Amended and Restated Agreement and Plan Merger, dated December 31, 2003, by and between Easton Bancorp, Inc. and Easton Facilitation, Inc.

99.1	Press Release, dated December 4, 2003

99.2	Letter to the Shareholders of Easton Bancorp, Inc. dated December 4, 2003

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EASTON BANCORP, INC.

Dated:	December 31, 2003	By:	/s/ R. Michael S. Menzies

R. Michael S. Menzies President

EXHIBIT INDEX

Exhibit Number	Description

2.1	Amended and Restated Agreement and Plan Merger, dated December 31, 2003, by and between Easton Bancorp, Inc. and Easton Facilitation, Inc.

99.1	Press Release, dated December 4, 2003

99.2	Letter to the Shareholders of Easton Bancorp, Inc. dated December 4, 2003